Exhibit 21

Subsidiaries of Providence Resources, Inc.

Providence Resources, Inc.

PRE Exploration, LLC (formerly Providence Exploration, LLC)

PDX Drilling I, LLC	PRT Holdings, LLC (formerly Providence Resources, LLC)	Comanche County Pipeline, LLC (90% ownership)